Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 12, 2006

CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Third Quarter Net Income Jumps 69% on Record Sales

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company has announced earnings for the third quarter period ending March 31, 2006. Sales for the three months increased 35% to $13,222,496 compared to $9,772,686 for the same period one year ago. Income from operations for the third quarter rose from $1,412,935 to $2,340,243, an increase of 66%. Net income rose 69% from $885,976 compared to $1,500,118. Third quarter diluted earnings per share increased by 74% to $0.40 compared with $0.23 for the same period one year ago.

"We have continued to experience unprecedented growth in our stereophone sales worldwide," Michael J. Koss, President and CEO, told employees here today. "Export sales, specifically to Europe, continue to be particularly strong and have exceeded our expectations."

Koss went on to say that export sales to European Distributors had increased by 63% for the quarter, and 88% on a year to date basis for the nine months.

"The quarter also contributed sharply to our profitability despite reductions in royalty income, increased costs required for freight and promotional expenses, and the increase in expenses due to accounting for stock options under FAS 123R," Michael Koss commented. "Despite these additional expenses in 2006, the Company maintained solid gross margins and profitability leading to an increase of 69% in net income over the same quarter last year."

Year to date sales for the nine months increased by 40% to $40,607,934 compared to $28,970,345 for the same period one year ago. Income from operations for the nine months rose from $4,218,180 to $7,756,291, an increase of 84%. Net income for the nine months rose 66% from $2,995,329 compared to $4,972,582. Diluted earnings per share for the nine months increased by 74% to $1.32 compared with $0.76 for the same period one year ago.

"This is the fourth consecutive quarter that we have set new records in net sales," Koss said. "In fact, our nine month sales revenue to date has now matched the best sales performance that the Company has ever reported for a complete twelve month fiscal year period. That means we have matched our best twelve months net sales number with just nine months of shipments."

Koss went on to say that exceeding the current year's performance in fiscal year 2007 beginning July 1, 2006 would mark a new challenge.

"It is clear that the Company will establish a dynamic new record for net sales this fiscal year," Michael Koss continued. "We are particularly concerned about the consistency of our business with several U.S. retailers for the coming year. The recent increases in interest rates may again cause U.S. retailers to sharply curtail inventory increases in advance of this year's holiday season. We have already seen some consolidation in product lines, and item elimination, or reductions at several big box retailers this past spring. We must also recognize the struggle that many of the company's automobile customers have been reporting in the news, and the potential impact that a reduction in automobile unit sales might have upon our 'rear seat entertainment products' for the automotive market in the coming fiscal year."

Koss Corporation will pay a quarterly dividend of $0.13 cents on April 14, 2006 to shareholders of record on March 31, 2006.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

Three Months Nine Months
Period Ended March 31	2006	2005	2006	2005
Net sales	$13,222,496	$ 9,772,686	$40,607,934	$28,970,345
Cost of goods sold	8,266,958	6,159,205	24,938,947	17,975,273
Gross profit	4,955,538	3,613,481	15,668,987	10,995,072
Selling, general and administrative expense	2,615,295	2,200,546	7,912,696	6,776,892
Income from operations	2,340,243	1,412,935	7,756,291	4,218,180
Other income (expense)
Royalty income	75,000	21,921	276,918	657,991
Interest income	44,191	17,563	119,661	34,439
Interest expense	0	0	0	0
Income before income tax provision	2,459,434	1,452,419	8,152,870	4,910,610
Provision for income taxes	959,316	566,443	3,180,288	1,915,281
Net income	$ 1,500,118	$ 885,976	$ 4,972,582	$ 2,995,329
Earnings per common share:
Basic	$0.43	$0.24	$1.36	$0.81
Diluted	$0.40	$0.23	$1.32	$0.76
Dividends per common share	$0.13	$0.13	$0.39	$0.39

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